Contact:	John R. Lund, CFO
Cysive, Inc.
703.259.2300

FOR IMMEDIATE RELEASE

Cysive® Announces Dismissal of Shareholder Litigation

Court Denies Plaintiffs’ Demand for Injunction

Reston, VA – August 18, 2003 – Cysive, Inc. (Nasdaq: CYSV) (“Cysive” or the “Company”) today announced that the Court of Chancery of the State of Delaware has dismissed, in its entirety, a consolidated securities class action complaint filed against the Company and its Board of Directors and denied plaintiff’s request for an injunction enjoining the consummation of the proposed merger transaction between Cysive and Snowbird Holdings, Inc. (“Snowbird”), an entity wholly-owned by Nelson A. Carbonell, Jr., the Chairman, President and Chief Executive Officer of the Company.

On May 30, 2003, the Company announced that it had accepted an offer by Snowbird to acquire all of the capital stock of the Company not owned by Mr. Carbonell and Snowbird for consideration of $3.22 per share in cash (the “Merger”). Shortly thereafter, four shareholder class action suits were filed in the Delaware Chancery Court seeking to enjoin the Merger on the grounds that the consideration was not fair to the Company’s shareholders and that the process by which the Company was sold was flawed. The Court consolidated the shareholder class action lawsuits and held a trial on July 22, 2003 through July 24, 2003. On August 15, 2003, the Court dismissed plaintiffs’ claims and, in a sixty-page opinion, ruled in favor of defendants on all counts. In doing so, the Court held that the Merger satisfied the “entire fairness” standard under Delaware law and denied plaintiffs’ demand for an injunction.

“We are pleased that the Court has determined that the process engaged in by the Company’s Board of Directors and its special committee and the financial terms of the offer made by Snowbird are fair to Cysive’s shareholders,” said Mr. Carbonell, Chairman, President and Chief Executive Officer of the Company. “Now that the court has ruled in Cysive’s favor, we will proceed expeditiously to consummate the proposed merger transaction.”

About Cysive®

The Cysive Cymbio Interaction Server is User Interaction Management (UIM) software that delivers a seamless user experience across devices, applications and intermittent connections. Cysive Cymbio® integrates the enterprise where it affects users the most — the presentation tier — providing one corporate face to customers and other users. Cysive Cymbio software reduces the cost of multi-channel solutions, and enables rapid front-end integration of third-party systems and newly acquired or merged companies. Cysive Cymbio delivers customers and internal users a great experience that increases satisfaction, self-service and productivity, while reducing call center, systems management and software maintenance costs.

Cysive is headquartered in Reston, VA and can be found on the Internet at www.cysive.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Cysive’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties, including the risk that Cysive may be unable to successfully complete the proposed merger. Factors that may cause actual results to differ from those contained in the forward-looking statements include: the failure of Cysive’s stockholders to approve the merger at the special meeting or the failure of any party to the merger agreement to satisfy a condition for the closing of the merger on or prior to November 30, 2003, including the inability of Snowbird to obtain financing for the proposed transaction on acceptable terms, if at all. For a discussion of other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Cysive’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 14, 2003, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Cysive is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable securities laws.